Exhibit 99.1

           Explorations signs letter of intent to acquire Parking Pro

BOCA RATON, Fla.-May 26, 2004-Explorations Group Inc. (OTCBB:EXGI), a publicly held Delaware corporation headquartered in Boca Raton, Fla., with a class of securities registered under Section 12(g) of the Exchange Act, today announced the signing of a letter of intent with Parking Pro Inc. ( "ParkingPro" ), a newly formed corporation organized and operating under the laws of the State of New York.

ParkingPro and/or affiliates thereto, are operators of public parking facilities in the New York Metropolitan area under leases and management contracts covering parking facilities owned by non-affiliated property owners. Leases generally are for three to twenty year terms. Management contracts generally provide for a fixed fee plus fees for ancillary services and, in general, are cancelable by the property owner on short notice. ParkingPro intends to increase revenues and improve profitability with existing leases and management contracts and expand its business by acquiring additional parking facility operations and management contracts.

Under terms of the proposed Acquisition agreement, Parking Pro will become a wholly owned subsidiary of Explorations by exchanging its stock and/or assets in Big Schem Corp., Chiefs Management Corp., and NYC Parking Services Corp. for 7.5 million Explorations shares of common stock on the date of closing; provided that, 6 million of the Shares shall be subject to restrictions and cancellation and be deemed Reserved shares. The Agreement will provide that Parking Pro, on a consolidated basis that during the period from January 1,2003 through Dec. 31, 2003, on an accrual basis in accordance with GAAP, gross revenues exceeded $1 million, EBITDA exceeded $150,000 and pre-tax income exceeded $50,000 per audit. Post Closing, ParkingPro shall have the right to exchange its interests in other public parking facilities at the exchange rate of $ 1 million in year end EBITDA for said 6 million shares of Explorations Reserved common stock or pro-rata thereto.

Prior to Closing, ParkingPro will be required to have a minimum of $ 1.5 million to exchange for an additional 5 million Explorations shares. Additionally, Explorations shall spin-off its stock in Pop Starz Inc. to all Explorations common shareholders of record as of the close of business on the day proceeding

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closing of this transaction which is anticipated to close as soon after July 1,
2004 as is practicable.

This release is comprised of interrelated information that must be interpreted in the context of all of the information provided, and care should be exercised not to consider portions of this release out of context. This release contains certain "forward-looking statements and information" (as defined in the Private Securities Litigation Reform Act of 1995) concerning Explorations that are based on the beliefs of Explorations management, as well as assumptions made by and information currently available to Explorations. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Explorations filings with the Securities and Exchange Commission.

CONTACT: Jeffrey Klein, Esquire, Boca Raton, Fla.
         561/997-9920;jklein@npk-law.com